                                                                     [CONFORMED]

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 9, 1999

                                      among

                             WHITTAKER CORPORATION,

                                   MEGGITT PLC

                                       and

                            MEGGITT ACQUISITION INC.




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                                        TABLE OF CONTENTS

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                                            ARTICLE 1
                                            THE OFFER

SECTION 1.01.  The Offer........................................................................1
SECTION 1.02.  Company Action...................................................................2
SECTION 1.03.  Directors........................................................................4

                                            ARTICLE 2
                                           THE MERGER

SECTION 2.01.  The Merger.......................................................................5
SECTION 2.02.  Conversion of Shares.............................................................5
SECTION 2.03.  Surrender and Payment............................................................6
SECTION 2.04.  Dissenting Shares................................................................7
SECTION 2.05.  Stock Options....................................................................8
SECTION 2.06.  Lost Certificates................................................................8

                                            ARTICLE 3
                                    THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation.....................................................9
SECTION 3.02.  Bylaws...........................................................................9
SECTION 3.03.  Directors and Officers...........................................................9

                                            ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power....................................................9
SECTION 4.02.  Corporate Authorization.........................................................10
SECTION 4.03.  Governmental Authorization......................................................10
SECTION 4.04.  Non-Contravention...............................................................10
SECTION 4.05.  Capitalization of the Company...................................................11
SECTION 4.06.  Capitalization of Subsidiaries..................................................12
SECTION 4.07.  SEC Filings.....................................................................12
SECTION 4.08.  Financial Statements............................................................12
SECTION 4.09.  Disclosure Documents............................................................13
SECTION 4.10.  Absence of Certain Changes......................................................13
SECTION 4.11.  No Undisclosed Material Liabilities.............................................15
SECTION 4.12.  Litigation......................................................................15
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SECTION 4.13.  Taxes...........................................................................16
SECTION 4.14.  Employee Benefit Plans; ERISA; Labor............................................18
SECTION 4.15.  Compliance with Laws and Court Orders...........................................20
SECTION 4.16.  Finders' Fees...................................................................20
SECTION 4.17.  Environmental Matters...........................................................20
SECTION 4.18.  Antitakeover Statutes and Rights Agreement......................................21
SECTION 4.19.  Intellectual Property...........................................................21
SECTION 4.20.  Year 2000.......................................................................22
SECTION 4.21.  Properties......................................................................23
SECTION 4.22.  No Default......................................................................23

                                            ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power...................................................24
SECTION 5.02.  Corporate Authorization.........................................................24
SECTION 5.03.  Governmental Authorization......................................................24
SECTION 5.04.  Non-Contravention...............................................................24
SECTION 5.05.  Disclosure Documents............................................................25
SECTION 5.06.  Finders' Fees...................................................................25
SECTION 5.07.  Parent Financing Agreements.....................................................25

                                            ARTICLE 6
                                    COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company..........................................................26
SECTION 6.02.  Stockholder Meetings; Proxy Materials...........................................29
SECTION 6.03.  Access to Information...........................................................30
SECTION 6.04.  Other Offers, etc...............................................................30

                                            ARTICLE 7
                                       COVENANTS OF PARENT

SECTION 7.01.  Obligations of Merger Subsidiary................................................32
SECTION 7.02.  Voting of Shares................................................................32
SECTION 7.03.  Director and Officer Liability..................................................32
SECTION 7.04.  Employee Benefits...............................................................33
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                                              ii


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                                            ARTICLE 8
                               COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Notices of Certain Events.......................................................34
SECTION 8.02.  Reasonable Best Efforts.........................................................35
SECTION 8.03.  Cooperation.....................................................................35
SECTION 8.04.  Public Announcements............................................................36
SECTION 8.05.  Further Assurances..............................................................36

                                            ARTICLE 9
                                    CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party.....................................36

                                           ARTICLE 10
                                           TERMINATION

SECTION 10.01.  Termination....................................................................37
SECTION 10.02.  Effect of Termination..........................................................38

                                           ARTICLE 11
                                          MISCELLANEOUS

SECTION 11.01.  Notices........................................................................38

SECTION 11.02.  Entire Agreement; Non-Survival of Representations and
         Warranties; Third Party Beneficiaries.................................................39
SECTION 11.03.  Amendments; No Waivers.........................................................40
SECTION 11.04.  Expenses.......................................................................40
SECTION 11.05.  Successors and Assigns.........................................................41
SECTION 11.06.  Governing Law..................................................................41
SECTION 11.07.  Jurisdiction...................................................................41
SECTION 11.08.  WAIVER OF JURY TRIAL...........................................................42
SECTION 11.09.  Counterparts; Effectiveness....................................................42
SECTION 11.10.  Captions.......................................................................42
SECTION 11.11.  Specific Performance...........................................................42
SECTION 11.12.  Joint and Several Liability....................................................42
SECTION 11.13.  Definitions and Usage..........................................................42

Annex I
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                                             iii

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of June 9, 1999 among WHITTAKER CORPORATION, a Delaware corporation (the "COMPANY"), MEGGITT PLC, a U.K. public limited company ("PARENT"), and MEGGITT ACQUISITION INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

         The parties hereto agree as follows:

                                    ARTICLE 1

                                    THE OFFER

         SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five U.S. business days following the public announcement of the execution of this Agreement, Merger Subsidiary shall commence an offer (the "OFFER") to purchase (i) all of the Common Shares at a price of $28.00 per Common Share ("COMMON SHARE PRICE") and (ii) all of the Preferred Shares at a price equal to the Common Share Price times 326.531 per Preferred Share, in each case, net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Parent, represents at least a majority of the Common Shares outstanding on a fully-diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that no change may be made that, without the prior written consent of the Company, waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex
I. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Merger Subsidiary shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Merger Subsidiary shall not be required to extend the Offer beyond the date referred to in Section 10.01(b)(i). Subject to the foregoing and to the terms and conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer. "SHARES" means the Common Shares and the Preferred Shares. "COMMON SHARES" means the outstanding shares of common stock, par value $0.01 per share, of the Company, including the associated rights (the "RIGHTS") issued pursuant to the rights agreement between the Company and Mellon Bank N.A., dated as of November 12, 1998 (the "RIGHTS AGREEMENT"). "PREFERRED SHARES" means the outstanding shares of Series D participating convertible preferred stock, par value $1.00 per share, of the Company.

     (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares. Parent and Merger Subsidiary shall provide the Company and its counsel with copies of any written comments that Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW") and (iii) resolved (subject to
Section 6.04(b)) to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Credit Suisse First Boston Corporation and CIBC World Markets Corp. (the "COMPANY FINANCIAL ADVISORS") have delivered to the Company's Board of

Directors their respective opinions that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company also represents that it has been authorized by the Company Financial Advisors to permit the inclusion of such opinions in their entirety in the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Company Financial Advisors and their counsel. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the transactions contemplated by this Agreement that each such person intends to tender pursuant to the Offer all Shares owned by such person. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary and each of their affiliates, associates, employees, agents and advisors shall hold in confidence the information contained in any such lists, labels, listings or files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated and if the Company so requests, shall deliver, and shall use their reasonable efforts to cause their affiliates, associates, employees, agents and advisors to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

     (b) As soon as practicable after the time that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC or dissemination to holders of Shares. The

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Company shall provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     SECTION 1.03. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Common Shares beneficially owned by Parent bears to the total number of Common Shares outstanding on a fully diluted basis, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (i) each committee of the Board of Directors of the Company and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, the Parent and the Company shall use their reasonable efforts to ensure that at least two members of the Company's Board of Directors as of the date hereof who are not employees of the Company (the "CONTINUING DIRECTORS") shall remain members of the Company's Board of Directors until the Effective Time.

     (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to
Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the

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Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                    ARTICLE 2

                                   THE MERGER

     SECTION 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by Parent and the Company and specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 2.02. Conversion of Shares. At the Effective Time:

     (a) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

     (b) each Share held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payments shall be made with respect thereto;

     (c) except as otherwise provided in Section 2.02(b) or Section 2.04, each Common Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $28.00 in cash or any higher price paid for each Common Share in the Offer, without interest (the "COMMON SHARE CONSIDERATION"); and

     (d) each Preferred Share outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Common Share Consideration times 326.531, without interest (the "PREFERRED SHARE CONSIDERATION" and, together with the Common Share Consideration, the "MERGER CONSIDERATION").

     SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares (the "CERTIFICATES") for the Merger Consideration. Immediately following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration to be paid pursuant to Section
2.02 in exchange for outstanding Shares. For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal if applicable, will be entitled to receive the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, without interest thereon.

     (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) Parent and Merger Subsidiary shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any withholding taxes as are required under the Internal Revenue Code of 1986 (the "CODE"), or any applicable provision of state, local or foreign tax law. Parent shall take appropriate steps to minimize such taxes. To the extent that amounts are so withheld by Parent or Merger Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Merger Subsidiary.

     (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     SECTION 2.04. Dissenting Shares. (a) Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect, withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders' rights of appraisal, and Parent shall have the right to participate in and, following consummation of the Offer, direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each employee and director stock option (collectively, the "STOCK OPTIONS") to purchase Shares outstanding under any employee or director stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option, an amount in cash equal to (i) the product of (A) the excess, if any, of the Common Share Consideration over the applicable exercise price of such option and (B) the number of Common Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time minus (ii) the amount of any applicable withholding tax.

     (b) Prior to the Effective Time, to the extent required to effect the transactions contemplated hereby, the Company shall take any actions necessary with respect to its stock option or compensation plans or arrangements, including if applicable making amendments to the terms of such stock option or compensation plans or arrangements.

     SECTION 2.06. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

                                    ARTICLE 3

                            THE SURVIVING CORPORATION

     SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article I of such certificate of incorporation shall be amended to read as follows: "The name of the corporation is Whittaker Corporation."

     SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that except as otherwise disclosed in the Disclosure Schedule:

     SECTION 4.01. Corporate Existence and Power. Each of the Company and its subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now conducted, except for such matters as would not have a material adverse effect on the Company. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such matters as would not have a material adverse effect on the Company. The Company has heretofore delivered or made available to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 4.02, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding Common Shares is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. Subject to the receipt of the approval described in the immediately preceding sentence, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); (iii) compliance with any applicable requirements of the Securities Act of 1933 (the "1933 ACT"); (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934 (the "1934 ACT"); (v) compliance with any other applicable securities or takeover laws, whether state or foreign; (vi) any actions or filings which, if not taken or made, would not have a material adverse effect on the Company or the transactions contemplated hereby; and (vii) any filings or notices not required to be made or given until after the Effective Time.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 4.02, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of the Company, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except in the case of clause (b), (c) or
(d), for such matters as that would not have a material adverse effect on the Company or the transaction contemplated hereby. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such asset.

     SECTION 4.05. Capitalization of the Company. The authorized capital stock of the Company consists of 40,000,000 shares of common stock, par value $.01 per share ("COMMON STOCK"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("PREFERRED STOCK"), of which 10,000 are designated as Series D Participating Convertible Preferred Stock and 150,000 are designated as Series E Participating Convertible Preferred Stock. As of the close of business on June 4, 1999, (i) 11,440,452 shares of Common Stock were issued and outstanding, stock options to purchase an aggregate of 851,152 shares of Common Stock under the Company's Long-Term Stock Incentive Plan (1989) and 1992 Stock Option Plan for Non-Employee Directors (collectively, the "OPTION PLANS") were outstanding, 883,912 shares of Common Stock were reserved for issuance upon conversion of the 7% convertible subordinated notes due May 1, 2005 of the Company (the "CONVERTIBLE NOTES"), and 188,467 shares of Common Stock were reserved for issuance upon conversion of the Series D Participating Convertible Preferred Stock, and (ii) 577.18 shares of Series D Participating Convertible Preferred Stock were issued and outstanding, and 150,000 shares of Series E Participating Cumulative Preferred Stock were reserved for issuance upon exercise of the Rights associated with the Common Stock. All the outstanding shares of the Company's capital stock are, and all shares which may be issued in connection with the Option Plans, the Convertible Notes or the Preferred Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this
Section 4.05 and for changes since June 4, 1999 resulting from the exercise of employee and director stock options or the conversion of the Preferred Shares and the Convertible Notes outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except with respect to the Convertible Notes, neither the Company nor any of its subsidiaries has any contractual obligation to repurchase, redeem or otherwise acquire any of the securities referred to above. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company. Upon the Company taking the actions referred to in Section 2.05(a), following the Effective Time, no holder of Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Stock Options. Upon execution by the Company of the supplemental instrument contemplated by Section 4.5(b) of the Convertible Notes, no holder of Convertible Notes will have any right to receive shares of common stock of the Surviving Corporation upon conversion of the Convertible Notes.

     SECTION 4.06. Capitalization of Subsidiaries. All of the outstanding shares of capital stock of, or other ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any subsidiary of the Company.

     SECTION 4.07. SEC Filings. (a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since October 31, 1997 (the "SEC DOCUMENTS").

     (b) Each SEC Document filed pursuant to the 1934 Act did not, as of its filing date, and each SEC Document filed pursuant to the 1933 Act did not, as of its effective date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed SEC Document.

     SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal years ended October 31, 1997 and 1998 and its quarterly report on Form 10-Q for its fiscal quarter ended January 31, 1999 (the "10-Q") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of January 31, 1999 set forth in the 10-Q and "BALANCE SHEET DATE" means January 31, 1999.

     SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9 and the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

     (c) The information with respect to the Company or any of its subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10. Absence of Certain Changes. Except as disclosed in the SEC Documents filed prior to the date of this Agreement and except as permitted by
Section 6.01, since the Balance Sheet Date, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or development which has had or is reasonably likely to have a material adverse effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any of its subsidiaries;

     (c) any amendment of any term of any outstanding security of the Company or any of its subsidiaries that would materially increase the obligations of the Company or such subsidiary under such security;

     (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

     (e) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset of the Company or any subsidiary other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its subsidiaries other than
(i) in connection with any acquisition or capital expenditure permitted by
Section 6.01, (ii) loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company, (iii) loans or advances to the Company by any of its subsidiaries or (iv) loans or advances to employees of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practices;

     (g) (i) any contract or agreement entered into by the Company or any of its subsidiaries relating to any material acquisition or disposition of any assets or business other than in the ordinary course of business consistent with past practices and those contemplated by this Agreement or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any of its subsidiaries of any contract, license or other right that would have a material adverse effect on the Company;

     (h) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a change in GAAP;

     (i) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company, or (iii) change in benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices; or

     (j) any agreement or commitment to take any action referred to in Section 4.10(a) through 4.10(i).

     SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its subsidiaries required to be disclosed on a balance sheet prepared in accordance with GAAP, other than:

     (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto or in the SEC Documents filed prior to the date hereof;

     (b) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement;

     (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date; or

     (d) other undisclosed liabilities which, individually or in the aggregate, would not have a material adverse effect on the Company.

     SECTION 4.12. Litigation. Except as disclosed in the SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which (a) would reasonably be expected to have a material adverse effect on the Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by the Company in the SEC

Documents, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     SECTION 4.13. Taxes. (a) Except for such matters as would not have a material adverse effect on the Company:

          (i) each of the Company and its subsidiaries has timely filed (or has had timely filed on its behalf), all Federal income and all other material Tax Returns required by applicable law to be filed by it prior to or as of the date hereof, and all such Tax Returns are true, accurate and complete in all material respects.

          (ii) each of the Company and its subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP on or before the date hereof an adequate accrual for the payment of, all material Taxes due with respect to any monthly accounting period ending prior to or as of the date hereof. No material deficiency with respect to Taxes has been proposed in writing or assessed against the Company or any of its subsidiaries. No material liens for Taxes exist with respect to any asset of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due.

          (iii) the Federal income Tax Returns and material state income and franchise and foreign Tax Returns of the Company and each of its subsidiaries have been examined by and settled with the appropriate Taxing Authority or the applicable statute of limitations has expired for all years through 1994. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (iv) except for customary indemnities included within leases, neither the Company nor any of its subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

          (v) no claim has been made by a Taxing Authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries is or may be subject to income or franchise taxation in that jurisdiction.

          (vi) no issue has been raised in writing by any Taxing Authority in any presently pending tax audit that could have a material adverse effect on the Company for any period after the Effective Time.

          (vii) neither the Company nor any of its subsidiaries is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or
     Section 280G of the Code.

     (b) Within the past ten years, neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation"(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     (c) Neither the Company nor within the past six years, any of its current subsidiaries has been a member of an affiliated, consolidated, combined or unitary group of corporations, other than any such group of which the Company has been the common parent.

     (d) The Company has made available to Parent true and complete copies of
(A) all Federal and material state and foreign income and franchise Tax Returns of the Company and its subsidiaries for the preceding three Taxable years ending in 1997 and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to material Taxes of the Company or any of its subsidiaries.

     (e) No subsidiary of the Company owns any Shares.

     (f) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 4.14. Employee Benefit Plans; ERISA; Labor. (a) The Company has provided Parent with a list identifying each material employee benefit plan (including any plans for the benefit of directors or former directors), arrangement, contract or agreement (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), (i) which is maintained by the Company, any of its subsidiaries or any trade or business, whether or not incorporated, which is or has been under common control, or which is or has ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE"), or would be deemed a "controlled group" within the meaning of
Section 4001(a)(14) of ERISA and (ii) which covers any current or former employee of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries has a current liability or is reasonably likely to have a future liability (the "BENEFIT PLANS").

     (b) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, if applicable, have been made available or delivered to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and schedules thereto;
(iii) the most recent IRS determination letter; (iv) the most recent financial statements and actuarial valuations; (v) summary plan descriptions; and (vi) all material written communications to employees regarding the Benefit Plans that have the effect of amending or modifying such plans.

     (c) With respect to each Benefit Plan, except as would not, individually or in the aggregate, have a material adverse effect on the Company: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums (including PBGC premiums) due (including any extensions for such contributions and premiums) and payments required to be made by the Company or its subsidiaries have been made in full; and (vii) there are no material actions, suits, arbitrations or claims

(other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan.

     (d) None of the Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived, except as would not result in a current material liability to the Company.

     (e) Except as would not, individually or in the aggregate, have a material adverse effect on the Company, neither the Company nor any ERISA Affiliate nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA, and except as would not result in a material liability to the Company, neither the Company nor any ERISA Affiliate has terminated any Benefit Plan, or incurred any outstanding liability under
Section 4062 of ERISA to the Pension Benefit Guaranty Corporation, or to a trustee appointed under Section 4042 of ERISA since January 1, 1995.

     (f) With respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, except as would not, individually or in the aggregate, have a material adverse effect on the Company. With respect to each such Benefit Plan that is "group health plan" within the meaning of Section 5000(b)(I) of the Code, such plans have complied with the notice and continuation requirements of Section 4980B of the Code ("COBRA"), Part 6 of Title I of ERISA, and the regulations thereunder except as would not have a material adverse effect on the Company.

     (g) There is no Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

     (h) Neither the Company nor any of its subsidiaries is a party to or subject to any collective bargaining agreement and there are no collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. Except as would not have a material adverse effect on the Company, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be bought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as would not have a material adverse effect on the Company, there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company within six months of the date of this Agreement. "WARN" means the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law.

     (i) Except as would not have a material adverse effect on the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) increase any benefits otherwise payable under any Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

     (j) According to the actuarial assumptions used in the Aon Consulting letter to the Company dated May 17, 1999, the present value of the benefits of the Company's Employees' Pension Plan as of May 1, 1999 exceeded the market value of the assets of such plan as of April 30, 1999 by $22,547,875.

     SECTION 4.15. Compliance with Laws and Court Orders. Except as set forth in the SEC Documents filed prior to the date hereof, and except for such matters as would not have a material adverse effect on the Company, (i) the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses and (ii) neither the Company nor any of its subsidiaries is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree.

     SECTION 4.16. Finders' Fees. Except for Credit Suisse First Boston Corporation and CIBC World Markets Corp., no investment banker, broker, finder or other intermediary is entitled to any fee or commission from the Company or any of its subsidiaries upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.17. Environmental Matters. Except as set forth in the SEC Documents filed prior to the date hereof, and except for such matters as would not have a material adverse effect on the Company:

          (i) no written notice, request for information, order, complaint or penalty has been received by the Company relating to any Environmental Law, and there are no judicial, administrative or other actions, suits or proceedings pending, nor to the knowledge of the Company, threatened which allege a violation of any Environmental Law;

          (ii) (A) the Company and each of its subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits and (B) there are no legal proceedings pending, nor to the knowledge of the Company, threatened to revoke such environmental permits; and

          (iii) there has been no written environmental audit conducted within the past five years by the Company or any of its subsidiaries of any property currently owned or leased by the Company or any of its subsidiaries which has not been delivered or made available to Parent prior to the date hereof.

     "ENVIRONMENTAL LAW" means any federal, state or local (including common law), statute, code, ordinance, rule or regulation, relating to the environment, natural resources, or the effect of the environment on public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 'SS' 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 'SS' 1801 et. seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 'SS' 6901 et seq., the Clean Water Act, 33 U.S.C. 'SS' 1251 et seq., the Clean Air Act, 33 U.S.C. 'SS' 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. 'SS' 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 'SS' 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. 'SS' 2701 et seq., as such laws have been amended or supplemented on or prior to the Effective Time, and the regulations promulgated pursuant thereto on or prior to the Effective Time, and all analogous state or local statutes.

     SECTION 4.18. Antitakeover Statutes and Rights Agreement. (a) The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of the Delaware Law or any antitakeover provision in the Company's certificate of incorporation and bylaws.

     (b) The Company has taken all action necessary to render the Rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 4.19. Intellectual Property. (a) As of the date of this Agreement, all Taxes, royalties, fees and other payments due and payable and necessary to maintain the ownership or license to use, as the case may be, any registered Intellectual Property shall have been made (except as would not reasonably be expected to have a material adverse effect on the Company and except with respect to those registrations and applications that the Company has determined to allow to lapse in the ordinary course of their business).

     (b) There are no restrictions that would materially affect the use of the Intellectual Property in the business of the Company or any of its subsidiaries as currently conducted and the Intellectual Property as currently used by the Company and its subsidiaries does not infringe upon or otherwise violate the rights of any other person except as would not reasonably be expected to have a material adverse effect on the Company.

     (c) There are no actions or proceedings pending or, to the knowledge of the Company, threatened challenging the Intellectual Property, and, to the knowledge of the Company, no person is infringing or otherwise violating, the Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

     "INTELLECTUAL PROPERTY" means all material intellectual property (and the right associated therewith) used in connection with the business of the Company and its subsidiaries, including the following: material trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; material patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications); material non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; and material copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

     SECTION 4.20. Year 2000. Except as disclosed in the SEC Documents filed prior to the date hereof, (i) the Company and its subsidiaries have reviewed the areas within their business and operations which could reasonably be expected to have an "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) that would have a material adverse effect on the Company and have developed a program to address on a timely basis any such problem, and (ii) based on such review and program, the "Year 2000 Problem" will not, or is not reasonably likely to, have a material adverse effect on the Company.

     SECTION 4.21. Properties. The Company and its subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties sold since the Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a material adverse effect on the Company. None of such property is subject to any Lien, except:

     (a) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;

     (b) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

     (c) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

     (d) Liens incurred in the ordinary course of business since the Balance Sheet Date; or

     (e) other Liens which would not have a material adverse effect on the Company.

     SECTION 4.22. No Default. There is no default or claimed default under any contract or agreement to which the Company or any of its subsidiaries is a party, either by the Company or any of its subsidiaries or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the Company's knowledge, any other party, in any such case in which such default or event does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

     SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now conducted, except for such matters as would not have a material adverse effect on Parent or the transactions contemplated hereby. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, subject to the approval of Parent's ordinary shareholders, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent or Merger Subsidiary, as the case may be, in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1933 Act; (iv) compliance with any applicable requirements of the 1934 Act; (v) compliance with any other applicable securities laws; (vi) compliance with any applicable requirements of
Section 721 of the Defense Production Act of 1950 (the "EXON-FLORIO PROVISION");
(vii) any actions or filings which, if not taken or made, would not have a material adverse effect on Parent or the transactions contemplated hereby; and
(viii) any filings or notices not required to be made or given until after the Effective Time.

     SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not
(i) contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or
(iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, except in the case of clause
(ii) or (iii), for such matters as would not have a material adverse effect on Parent or the transaction contemplated hereby.

     SECTION 5.05. Disclosure Documents. (a) The information with respect to Parent and any of its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

     (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

     SECTION 5.06. Finders' Fees. Except for Rothschild Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.07. Parent Financing Agreements. Parent has delivered to the Company true and correct copies of the executed underwriting agreement between

Parent, a subsidiary of Parent and NM Rothschild & Sons Limited, dated as of June 9, 1999 (the "PARENT UNDERWRITING AGREEMENT"), the circular referred to therein in substantially the form to be sent to Parent's shareholders (the "CIRCULAR") and the executed loan agreement between Parent, certain subsidiaries of Parent, Barclays Capital and HSBC Investment Bank plc, as arrangers, and the banks listed therein, dated as of June 9, 1999 (the "PARENT LOAN AGREEMENT" and together with the Parent Underwriting Agreement, the "FINANCING AGREEMENTS"). The financing to be provided under the Financing Agreements is referred to herein as the "FINANCING." The aggregate proceeds of the Financing will be in an amount sufficient to acquire all the Shares in the Offer and the Merger, and to pay all related fees and expenses. As of the date hereof, Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Agreements not being satisfied.

                                    ARTICLE 6

                            COVENANTS OF THE COMPANY

     SECTION 6.01. Conduct of the Company. The Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement (or except as disclosed in writing to Parent prior to the date hereof), or as reasonably necessary for the Company to fulfill its obligations hereunder, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except as otherwise contemplated hereby, from the date hereof until the Effective Time:

     (a) the Company will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws;

     (b) the Company will not, and will not permit any of its subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries (other than a liquidation or dissolution of any such subsidiary, a merger or consolidation between wholly-owned subsidiaries of the Company or of any such wholly-owned subsidiary into the Company);

     (c) the Company will not, and will not permit any of its subsidiaries to, make any equity investment in or acquisition of any business of any person or any material amount of assets, except (i) for any capital expenditure permitted by Section 6.01(h), (ii) for equity investment in any wholly-owned subsidiary of the Company or (iii) in the ordinary course of business consistent with past practices;

     (d) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any assets in an amount that would be material to the Company and its subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practices;

     (e) the Company will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) dividends or other distributions paid by any of its subsidiaries to the Company or any other subsidiary of the Company and (ii) dividends payable in accordance with the terms of the Preferred Shares;

     (f) the Company will not, and will not permit any of its subsidiaries to, issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its subsidiaries, other than (i) issuances pursuant to the exercise of options under the Option Plans described in Section 4.05, outstanding on the date hereof, (ii) issuances pursuant to the conversion of the Preferred Shares and the Convertible Notes outstanding on the date hereof and
(iii) issuances by any of its subsidiaries to the Company or any other subsidiary of the Company;

     (g) the Company will not, and will not permit any of its subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock;

     (h) the Company will not, and will not permit any of its subsidiaries to, make or commit to make any capital expenditure, except in the ordinary course of business or pursuant to the 1999 budget made available to Parent;

     (i) the Company will not, and will not permit any of its subsidiaries to,
(i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice, and except for obligations of the wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investment in, any other person, except in the ordinary course of business consistent with past practice and except to wholly owned subsidiaries of the Company or to the Company; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practice;

     (j) except as may be required by law or as contemplated by this Agreement or as required by existing agreements or arrangements, the Company will not, and will not permit any of its subsidiaries to, increase in any manner the compensation or benefits under the Benefit Plans of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), in each case other than in the ordinary course of business consistent with past practice;

     (k) the Company will not, and will not permit any of its subsidiaries to, enter into any material contract, agreement, commitment or transaction, other than in the ordinary course of business consistent with past practice;

     (l) except as may be required as a result of a change in law or in GAAP, the Company will not, and will not permit any of its subsidiaries to, change materially any of the accounting principles or practices used by it;

     (m) the Company will not, and will not permit any of its subsidiaries to, revalue any material assets (including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable) other than in the ordinary course of business consistent with past practice or as required by GAAP;

     (n) the Company will not, and will not permit any of its subsidiaries to, make or revoke any tax election, or settle or compromise any tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes, in each case other than in the ordinary course of business consistent with past practice;

     (o) the Company will not, and will not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

     (p) the Company will not, and will not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (q) the Company will not, and will not permit any of its subsidiaries to, enter into any agreement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

     (r) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing; and

     (s) the Company will not, and will not permit any of its subsidiaries to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     SECTION 6.02. Stockholder Meetings; Proxy Materials. (a) Unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger, the Company shall cause a meeting of its stockholders (the "STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "STOCKHOLDER APPROVAL"). Subject to Section 6.04(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with the Stockholder Meeting, the Company
(x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts to obtain the Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting, in each case except if the Board of Directors of the Company withdraws or modifies its approval or recommendation of this Agreement and the Merger pursuant to Section 6.04(b). If after consummation of the Offer, Parent, Merger Subsidiary or any other subsidiary of Parent shall beneficially own at least 90% of the outstanding Shares of each class, the parties hereto agree to take all necessary and appropriate action to cause the Merger (or, at Parent's option, a merger on the same terms as the Merger except that the Merger Subsidiary will be the Surviving Corporation) to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Delaware Law.

     (b) Parent shall, as soon as practicable following the execution and delivery of this Agreement, duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Each document filed by Parent with the London Stock Exchange and/or sent to the shareholders of Parent in connection with such extraordinary general meeting including, without limitation, the Circular and any amendments or supplements thereto (the "PARENT PROXY MATERIALS") will, when so filed or dispatched, comply as to form and content in all material respects with the requirements of applicable law and the rules of the London Stock Exchange. Prior to filing any Parent Proxy Material with the London Stock Exchange or sending the same to the shareholders of Parent, Parent shall have given the Company a reasonable opportunity to review and give comments on such material. No information relating to the Company shall be included in the Parent Proxy Materials without the prior consent of the Company, such consent not to be unreasonably withheld or delayed. The Company agrees to provide such information relating to the Company as is reasonably necessary to include in the Parent Proxy Materials.

     SECTION 6.03. Access to Information. To the extent permitted by applicable law, from the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its subsidiaries. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated March 10, 1999 between Parent and CIBC Oppenheimer Corp. as the Company's representative (the "CONFIDENTIALITY AGREEMENT") which shall continue in effect.

     SECTION 6.04. Other Offers, etc. (a) From the date hereof until the termination hereof, the Company will not and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) furnish information to or participate in any discussions or negotiations with any person that has made or indicated an interest in making an Acquisition Proposal; provided, however, that nothing contained in this Section 6.04(a) shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the acceptance for payment of Shares pursuant to the Offer shall not have occurred, (B) the Board of Directors of the Company, based on advice of outside legal counsel, determines in good faith that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable law, and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any such Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than one business day) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination transaction involving the acquisition of all or a material portion of the equity interest in, or all or a material portion of the assets of, the Company and its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) The Board of Directors of the Company may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger unless the Board of Directors of the Company, based on advice of its outside legal counsel, determines in good faith that failure to do so would present a reasonable probability of violating its fiduciary duties under applicable law; provided, however, the Board of Directors of the Company may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) an Acquisition Proposal unless (i) the Company has complied with the terms of this Section 6.04, including, without limitation, the requirement in Section 6.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Acquisition Proposal is a Superior Proposal and (iii) it determines in good faith (based on advice of its outside legal counsel) that the failure to do so would present a reasonable probability of violating its fiduciary duties under applicable law. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any Acquisition Proposal (A) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company and its subsidiaries and (B) with respect to which the Board of Directors of the Company
(x) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and (y) believes in good faith, based on the advice of its financial advisors, that such proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

                                    ARTICLE 7

                               COVENANTS OF PARENT

     SECTION 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.02. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Stockholder Meeting (if any).

     SECTION 7.03. Director and Officer Liability. Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director, officer or manager of the Company or of any of its subsidiaries (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 200 percent of the current annual premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premium of the Company for such insurance. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 7.03. The rights under this Section 7.03 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws, or other similar organizational documents of the Company or any of its subsidiaries or the Delaware Law. The rights under this Section
7.03 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause the Surviving Corporation and any of its subsidiaries (or their successors) to maintain in effect for a period of six years provisions in its certificate of incorporation or bylaws or similar organizational documents providing for indemnification and exculpation of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the extent set forth in the Company's certificate of incorporation and bylaws as of the date hereof; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time.

     SECTION 7.04. Employee Benefits. Subject to Section 2.05(a), following the Effective Time, Parent shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment agreements of the Company and (ii) pay all benefits (including any vacation, personal and sick days) accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of the Company (including any rabbi trust agreement) in accordance with the terms thereof. Parent also agrees to provide, or cause the Surviving Corporation to provide, employees of the Company and its subsidiaries who continue to be employed by the Company or any of its subsidiaries as of the Effective Time ("CONTINUING EMPLOYEES") for a period of not less than one year following the Effective Time with compensation and benefits which, in the aggregate, are no less favorable than either the compensation and benefits provided to such employees immediately prior to the Effective Time or the compensation and benefits provided to similarly situated employees of Parent or any affiliate of Parent. Notwithstanding the foregoing, nothing herein shall prevent Parent from terminating the employment of any Continuing Employee following the Effective Time, provided however that for a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, establish and maintain a plan to provide severance and termination benefits to all Continuing Employees which are no less favorable than the severance and termination benefits provided under the Company's plans and arrangements in effect as of the date of this Agreement as disclosed to Parent in writing prior to the date hereof. With respect to medical benefits provided to Continuing Employees after the Effective Time, Parent agrees that it will, or it will cause the Surviving Corporation and its subsidiaries to, waive waiting periods and pre-existing condition requirements (to the extent waived under the Company's plans), and will give Continuing Employees credit for any copayments and deductibles actually paid by such employees under the Company's medical plans during the calendar year in which the Effective Time occurs. In addition, service with the Company shall be recognized for purposes of eligibility under the welfare plans in which Continuing Employees participate as well as for purposes of the programs or policies for vacation pay and sick pay in which Continuing Employees participate.

                                    ARTICLE 8

                       COVENANTS OF PARENT AND THE COMPANY

     SECTION 8.01. Notices of Certain Events. (a) The Company and Parent shall promptly notify each other of:

          (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

          (b) The Company shall promptly notify Parent of:

          (i) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

          (ii) the occurrence of any event or condition that becomes known to an executive officer of the Company and causes such officer to believe that the condition set forth in paragraph (c) of Annex I hereto will not be met.

     (c) Parent shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 8.02. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) complete its portion of, and jointly file, a Notification under the Exon-Florio Provision with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and the Exon-Florio Provision, as the case may be, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable.

     SECTION 8.03. Cooperation. Without limiting the generality of Section 8.02, Parent and the Company shall cooperate (i) in connection with the preparation of the Company Disclosure Documents, the Offer Documents and the Circular, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Offer

Documents or the Circular and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.04. Public Announcements. So long as this Agreement is in effect, Parent and the Company will consult with each other before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with or rule of any national securities exchange or the London Stock Exchange, will not issue any such press release or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

     SECTION 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                    ARTICLE 9

                            CONDITIONS TO THE MERGER

     SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

     (a) if required by Delaware Law, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with such Law;

     (b) no provision of any applicable U.S. or U.K. law or regulation and no judgment, injunction, order or decree of a U.S. or U.K. court of competent jurisdiction shall prohibit or enjoin the consummation of the Merger; and

     (c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 10

                                   TERMINATION

     SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent,

               (i) if the Offer has not been consummated on or before the 60th U.S. business day after commencement of the Offer (or if the period of time for any applicable review process under the Exon-Florio Provision has not expired by such date, then the date on which the Exon-Florio review process is completed), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

               (ii) if consummation of the Merger would violate or be prohibited by any U.S. or U.K. law or regulation or if any injunction, judgment, order or decree of a U.S. or U.K. court of competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

          (c) by Parent, if prior to the purchase of any Shares pursuant to the Offer,

               (i) the Board of Directors of the Company shall have failed to recommend or withdrawn or materially modified in a manner adverse to Parent its approval or recommendation of the Offer and the Merger, or

               (ii) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Superior Proposal; or

               (iii) due to the occurrence and continuation of any event that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Parent, Merger Subsidiary or any of their affiliates shall have failed to commence the Offer on or prior to five U.S. business days following the date of the initial public announcement of the Offer.

     (d) by the Company, if, prior to purchase of any Shares pursuant to the Offer, (A) the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal in accordance with Section 6.04, provided the Company has complied in all material respects with the provisions thereof, including the notice provision therein; (B) Parent does not make, within one business day after receipt of the Company's notification pursuant to clause (A), an offer that the Board of Directors of the Company determines, in good faith based on the advice of its financial advisors, is at least as favorable to the Company's stockholders as the Superior Proposal and
(C) prior to or simultaneously with such termination, the Company makes payment to Parent of the amounts payable pursuant to Section 11.04(b).

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) shall give written notice of such termination to the other party in accordance with Section 11.01.

     SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 10.02 and in Section 11.04 and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

                                   ARTICLE 11

                                  MISCELLANEOUS

     SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

                  if to Parent or Merger Subsidiary, to:

                           Meggitt PLC
                           Farrs House
                           Cowgrove
                           Wimborne Dorset BH21 4EL
                           United Kingdom
                           Fax: 44-1-202-847-819
                           Attention: Philip E. Green

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10157
                           Fax: 212-310-8007
                           Attention: Ellen J. Odoner

                  if to the Company, to:

                           Whittaker Corporation
                           1955 North Surveyor Avenue
                           Simi Valley, CA 93063-3386
                           Fax: 805-584-4182
                           Attention: Lynne M.O. Brickner

                  with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Fax: (212) 450-4800
                           Attention: Christopher Mayer

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on any business day in the place of receipt. Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 11.02. Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any person other than the parties hereto or thereto any rights or remedies (except that Section
7.03 is intended to confer rights and remedies on the persons specified therein).

     (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

     SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.04. Expenses. (a) Except as otherwise specified in this Section
11.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay to Parent (by wire transfer of immediately available funds) an amount equal to

          (i) $6.5 million prior to or simultaneously with the termination of this Agreement as a result of the occurrence of any of the events set forth in Section 10.01(c)(i), 10.01(c)(ii) or 10.01(d); and

          (ii) Parent's and Merger Subsidiary's actual and reasonable out-of-pocket expenses incurred by Parent or Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby, promptly upon receipt of reasonable documentation of such expenses, in connection with the termination of this Agreement as a result of the occurrence of any of the following events:

               (A) any of the events set forth in Section 10.01(c)(i), 10.01(c)(ii) or 10.01(d) above;

               (B) the Minimum Condition not having been met by the expiration of the Offer as extended pursuant to Section 1.01(a); or

               (C) the condition set forth in paragraph (c) of Annex I hereto not having been met as a result of a breach by the Company of its representations and warranties set forth in this Agreement; provided that such breach existed as of the date hereof;

     provided that in each of clause (B) and (C), all of the other conditions set forth in Annex I shall have been satisfied (but for those conditions which are not satisfied in the case of clause (C) due to or resulting from the facts constituting such breach) and Parent and Merger Subsidiary are not in material breach of any of their representations and warranties or covenants set forth in this Agreement.

Acceptance by Parent of any amounts payable pursuant to Section 11.04(b) shall constitute conclusive evidence that this Agreement has been validly terminated.

     SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

     SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws rules of such state.

     SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party as provided in Section 11.01 shall be deemed effective service of process upon such party.

     SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 11.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond in connection therewith and (b) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 11.12. Joint and Several Liability. Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

     SECTION 11.13. Definitions and Usage. (a) For purposes of this Agreement:

     "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

     "BUSINESS DAY" means a day on which banks are open for business in both London and New York.

     "MATERIAL ADVERSE EFFECT" means, with respect to any person, a material adverse effect on the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the commercial or military aerospace industries generally or (iii) changes in economic, regulatory or political conditions generally.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SUBSIDIARY" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

     "U.S. BUSINESS DAY" shall have the meaning ascribed to it in Schedule 14D under the 1934 Act.

     (b) A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     (c) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                                      SECTION
----                                                                      --------
1933 Act..................................................................   4.03
1934 Act..................................................................   4.03
Acquisition Proposal......................................................   6.04
Balance Sheet.............................................................   4.08
Balance Sheet Date........................................................   4.08
Certificates..............................................................   2.03
Circular..................................................................   5.07
Code......................................................................   2.03

TERM                                                                           SECTION
----                                                                           -------
Common Share Price........................................................       1.01
Common Shares.............................................................       1.01
Common Stock..............................................................       4.05
Company...................................................................      preamble
Company Disclosure Documents..............................................       4.09
Company Financial Advisors................................................       1.02
Company Proxy Statement...................................................       4.09
Confidentiality Agreement.................................................       6.03
Continuing Directors......................................................       1.03
Delaware Law..............................................................       1.02
Effective Time............................................................       2.01
Exchange Agent............................................................       2.03
Exon-Florio Provision.....................................................       5.03
GAAP......................................................................       4.08
HSR Act...................................................................       4.03
Lien......................................................................       4.04
Merger....................................................................       2.01
Merger Consideration......................................................       2.02
Merger Subsidiary.........................................................     preamble
Minimum Condition.........................................................       1.01
Offer.....................................................................       1.01
Offer Documents...........................................................       1.01
Option Plans..............................................................       4.05
Parent....................................................................     preamble
Preferred Shares..........................................................       1.01
Rights....................................................................       1.01
Rights Agreement..........................................................       1.01
Schedule 14D-1............................................................       1.01
Schedule 14D-9............................................................       1.02
SEC.......................................................................       1.01
SEC Documents.............................................................       4.07
Shares....................................................................       1.01
Stockholder Approval......................................................       6.02
Stockholder Meeting.......................................................       6.02
Stock Options ............................................................       2.05
Superior Proposal.........................................................       6.04
Surviving Corporation.....................................................       2.01
Taxes.....................................................................       4.12

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        WHITTAKER CORPORATION

                                        By: /s/ Joseph F. Alibrandi
                                           --------------------------
                                           Joseph F. Alibrandi
                                           President and Chief Executive Officer

                                        MEGGITT PLC

                                        By: /s/ Michael A. Stacey
                                           --------------------------
                                           Michael A. Stacey
                                           Chief Executive Officer

                                        MEGGITT ACQUISITION INC.

                                        By: /s/ Michael A. Stacey
                                           --------------------------
                                           Michael A. Stacey
                                           President

                                                                         ANNEX I

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may, subject to the terms of this Agreement, terminate the Offer, if (i) at the expiration of the Offer, (A) the Minimum Condition has not been satisfied, (B) the applicable waiting periods under the HSR Act shall not have expired or been terminated, (C) the period of time for any applicable review process under the Exon-Florio Provision shall not have expired or the President of the United States shall have made a determination to block or prevent the consummation of the Offer or the Merger or (D) the Merger Agreement and the transactions contemplated by the Merger Agreement shall not have been approved by the holders of the ordinary shares of Parent, or (ii) at any time on or after June 9, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

     (a) there shall be (i) pending any suit, action or proceeding before a U.S. or U.K. court of competent jurisdiction, or (ii) threatened any suit, action or proceeding by any U.S. or U.K. governmental agency, in each case, that is reasonably likely to have a material adverse effect on the Company or, as a result of the transactions contemplated by the Merger Agreement, on Parent; or

     (b) there shall be any U.S. or U.K. statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act and the review process under the Exon-Florio Provision, that is reasonably likely to have a material adverse effect on the Company or, as a result of the transactions contemplated by the Merger Agreement, on Parent; or

     (c) (i) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or
(ii) the Company shall have failed to perform or comply with any of its obligations, agreements or covenants required by the Merger Agreement, except where the failure of such representations and warranties to be true and accurate or the failure to perform or comply with such covenants, individually or in the aggregate, do not have and are not reasonably likely to have a material adverse effect on the Company; or

     (d) there shall have occurred (i) any general suspension of trading in, or limitation of prices for, securities on the New York Stock Exchange or the London Stock Exchange, for a period in excess of three days (excluding suspensions or limitations resulting solely from physical damage or interferences with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), or
(iii) any decline in either the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies or Financial Times Stock Exchange 100 by an amount in excess of 30% measured from the close of business on the date of this Agreement; or

     (e) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



                                   Annex I - 2